Exhibit 10.2

Winston Comments 12 February 2026

February 12, 2026

Derek Cassell & Jim Berg

Track Group, Inc.

RE:	Proposal Letter for a $24.0 million Senior Secured Credit Facility

Dear Derek & Jim:

Chatham Capital Management, LLC (the “Agent”), as agent for Chatham Investment Fund VI, L.P., and Chatham Investment Fund VI-A, L.P., and/or its affiliates (“Chatham”) and other lenders acceptable to the Agent (together with Chatham, the “Lenders”) is pleased to provide up to a $24.0mm senior secured credit facility (the “Facility”) to refinance the existing debt of Track Group, Inc. (“Track Group”, the “Company” or the “Borrower”). It is anticipated that the aggregate proceeds of the Facility will be used to (i) refinance the existing debt, (ii) fund cash to the balance sheet and (iii) pay fees and expenses associated with the transaction (collectively, the “Transaction”).

Based on the information that you have provided to us and subject to satisfactory due diligence as well as the terms and conditions set forth in this letter and the Summary of Terms set forth in Exhibit A attached hereto (collectively, the “Proposal Letter”), we are pleased to offer our proposal to provide the Facility and act as Agent for the Facility.

The estimated sources and uses of funds are expected to be the following as of the Closing Date:

($ in 000’s)
Sources	Amount	Uses	Amount
Senior Secured Term Loan	$21,000	Loan Refinance	$23,520
CRC/JCP/Mgmt PIPE	10,315	Cash to B/S	750
		ADSS Deal Fee	4,375
		Est. Transaction Costs	2,670
Total Sources	$31,315	Total Uses	$31,315

As you know, this Proposal Letter is delivered to you at a time when the Agent and the Lenders seeking to provide the Facility have not undertaken their full business, credit, and legal due diligence and analysis. Accordingly, we must emphasize that this Proposal Letter does not constitute a commitment to provide any credit facility or any other investment capital nor an offer to enter into a contract to provide such. As a result of further investigation and analysis by the Agent and the Lenders and their legal counsel or by reason of information of which the Agent and the Lenders are not now aware, impediments to the closing may be discovered. Accordingly, the Agent and the Lenders may require that the proposed Transaction and the Facility be restructured or otherwise modified to make allowance for such impediments. The Agent and the Lenders are the sole judge of what is an impediment and whether the impediment is so serious as to impede or prevent the closing of the proposed Transaction. [Should this be a two-way provision i.e., deal terms are not binding on Borrower/Guarantors?]

1372 Peachtree Street NE  ●  Atlanta, Georgia 30309

tel 770-618-2100  ●  fax 770-618-2135

www.chathamcapital.com

Track Group Inc.
February ___, 2026

By signing this Proposal Letter, the Agent, the Lenders, the Borrower, and the Guarantors (as defined in the Summary of Terms) acknowledge that this Proposal Letter supersedes any and all discussions and understandings, written or oral, between or among the Agent, Lenders, Borrower, Guarantors, and any other person as to the subject matter hereof. [Need to exclude NDA that is in place] No amendments, waivers, or modifications of this Proposal Letter or any of its contents shall be effective unless expressly set forth in writing and executed by the Agent, the Lenders, and Borrower.

The Borrower and the Guarantors hereby agree that the Agent and the Lenders may assign any or all of their rights and obligations hereunder and under the financing documents to one or more affiliates or transferees.

This Proposal Letter is being provided to you on the condition that, except as required by law, neither it nor its contents will be disclosed publicly or privately except to those individuals who are your officers, employees, or advisors who have a need to know of them as a result of their being specifically involved in the Transaction and then only on the condition that such matters may not, except as required by law, be further disclosed. No person, other than the parties hereto, is entitled to rely upon this Proposal Letter or any of its contents. No person shall, except as required by law, use the name of, or refer to the Agent, any Lender, or any of their affiliates, in any correspondence, discussions, press release, advertisement, or disclosure made in connection with the Facility without the prior written consent of the Agent and/or such Lender, as applicable.

Regardless of whether the proposal herein is terminated or the Facility or Transaction closes, Borrower and the Subsidiary Guarantors jointly and severally agree to pay upon demand to the Lenders all reasonable and documented out of pocket expenses (“Transaction Expenses”), [Note: We agree with Daniel’s comments re Transaction Expenses] which may be incurred by the Lenders in connection with the Facility (including all reasonable legal, accounting, due diligence, and other consultant costs and fees incurred in the preparation of this Proposal Letter, and evaluation of and documenting of the Facility). In the event that the proposal herein is terminated and the Facility or Transaction is not consummated, Borrower and the Guarantors, jointly and severally, shall indemnify and hold harmless each of the Lenders, their affiliates, and their directors, officers, employees, attorneys, and representatives (each, an “Indemnified Person”), from and against all suits, actions, proceedings, claims, damages, losses, liabilities, and expenses (including, but not limited to, reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal), which may be instituted or asserted against or incurred by any such Indemnified Person in connection with, or arising out of, this Proposal Letter, the documentation related thereto, any actions or failures to act in connection therewith, and any and all environmental liabilities and legal costs and expenses arising out of or incurred in connection with any disputes between or among any parties to any of the foregoing, and any investigation, litigation, or proceeding related to any such matters. Notwithstanding the preceding sentence, Borrower and Guarantors shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person’s gross negligence, or willful misconduct, as finally determined by a court of competent jurisdiction. Under no circumstances shall any Lender or any of their affiliates be liable to you or any other person for any punitive, exemplary, consequential or indirect damages in connection with this Proposal Letter, the Transaction, the documentation related thereto or any other financing, regardless of whether the proposal herein is terminated or the Facility closes.

Track Group Inc.
February ___, 2026

For a period of the earlier of (i) 30 days after execution of this Proposal Letter or (ii) such date when Agent provides the Company with written notification that it wishes to permanently discontinue work related to the proposed Facility, the Borrower, the Guarantors and their agents and advisors agree to deal exclusively with the Agent in connection with the Transaction and agree not to discuss, offer, or enter into any agreement respecting the origination of a loan, financing or investment with any person or entity other than the Agent. The parties hereto may extend such 30-day exclusivity period for such additional period of time as may be mutually agreed upon by the parties.

This Proposal Letter shall be of no force and effect unless and until a signed copy of Proposal Letter is delivered to the Agent on or before 5:00PM ET on February ____, 2026.

We look forward to continuing to work with you toward completing this Transaction.

Sincerely,

CHATHAM CAPITAL MANAGEMENT, LLC

By:
Name: Jeff Hagar
Title: Partner

ACCEPTED AND AGREED TO ON

THIS ___ DAY OF __________, 2026:

TRACK GROUP INC.

By:

Name: Derek Cassell

Title: CEO

Track Group Inc.
February ___, 2026

EXHIBIT A

SUMMARY OF TERMS

Track Group Inc.
February ___, 2026

BORROWER:	Track Group, Inc., and/or other subsidiaries / affiliates / Newcos / Co-Borrowers / Guarantors acceptable to Agent (the “Borrower”).

CO-BORROWERS/ GUARANTORS:

Any parent company of the Borrower and all present and future direct and indirect subsidiaries of the Borrower and their affiliates that are related to this Transaction (the “Co-Borrowers”, “Subsidiary Guarantors”, or “Guarantors”).

LENDERS:	Chatham Investment Fund VI, L.P., and Chatham Investment Fund VI-A, L.P., and/or its affiliates and other lender(s) acceptable to the Agent.

AGENT:	Chatham Capital Management, LLC and/or an affiliate thereof (the “Agent”).

FACILITY:

The Facility will consist of the following components (the “Loans”)

(i)    $2.0mm Revolving Line of Credit (the “Revolver”), unfunded at closing

(ii)    $21.0mm 1st Lien Term Loan (the “Term Loan”), funded at closing

(iii)    $1.0mm Interest Line Facility (the “Interest Line”), unfunded at closing

AVAILABILITY:

Availability for the Revolver is subject to pro forma covenant compliance and certain other performance and collateral metrics.

The Term Loan will be fully funded on the Closing Date.

Availability for the Interest Line is subject to covenant compliance and for a period of 12 months after closing. After availability period ends the balance of interest line will be added to the Term Loan. [Can Borrower if it chooses elect to not have balance of Interest Line added to Term Loan?]

PERMITTED USES:

The Proceeds of the Transaction shall be used for the following purposes:

(i)    Refinance the existing debt of Track Group, Inc.

(ii)    Fund cash to the balance sheet

(iii)    To pay fees and expenses in connection with the transaction

MATURITY DATE:	The 5th anniversary of the Closing Date of the Facility (the “Maturity Date”).

CLOSING DATE:	On or before February 28, 2026 (the “Closing Date”; and the closing of the Transactions on the Closing Date, the “Closing”).

INTEREST:

Cash Interest

The Facility shall bear monthly interest at a fixed rate of 11%, of which 50% (5.5%) can be funded via the Interest Line in the first two quarters after closing at Company’s discretion (“Q1-Q2 Toggle”) and 25% (2.75%) can be funded via the Interest Line in the third and fourth quarters after closing at Company’s discretion (“Q3-Q4 Toggle”).

Interest and all payments will be due on the first day of each month, and all interest will be computed monthly in arrears on the first day of each month using an actual/360 convention.

Track Group Inc.
February ___, 2026

PIK Interest

In addition to the rates stated above, the Facility shall bear PIK interest, accrued and added to the principal on a monthly basis, at a fixed base rate of 2.5% (“Base PIK”); if the Company elects the Q1-Q2 Toggle or Q3-Q4 Toggle in any month, the Base PIK shall be increased by 2%.

FEES:

Due Diligence Deposit

A Due Diligence Deposit of $75,000 will be due and payable to the Agent upon the execution of the Proposal Letter by the Borrower and the unused portion will be replenished upon demand at such time as the unused portion of the Due Diligence Deposit is reduced/offset by fees and expenses (both paid and accrued) to $25,000.

The Due Diligence Deposit will be used to pay legal, travel, administrative, consulting, and accounting due diligence fees and expenses, and other charges incurred by or on behalf of the Lenders on or prior to the Closing Date. If Borrower declines to proceed with or satisfy any of the conditions set forth herein for consummation of the financing, the Due Diligence Deposit plus all paid and accrued expenses will be retained by the Agent as a fully earned, non-refundable work fee.

Closing Fee	On the Closing Date, a fully earned Closing Fee in an amount equal to 3.0% of the Facility shall be due and payable to the Lenders.

Original Issue Discount	On the Closing Date, a fully earned Original Issue Discount of $750,000 shall be due and payable to the Lenders.

Success Fee	Upon refinancing, payoff or maturity of the Lender’s Facility, a success fee of $750,000 shall be due and payable to the Lenders.

Track Group Inc.
February ___, 2026

Prepayment Fee

In the event that the Borrower prepays or reduces any portion of the Facility before the 1st anniversary a fee equal to 1-full year of interest shall be applied. If prepayment occurs after the 1st anniversary, a prepayment fee shall apply equal to 3.0% of the Facility before the 2nd anniversary, 2.0% of the Facility before the 3rd anniversary, and 1.0% of the Facility before the 4th anniversary. The prepayment fee will not apply to principal balance reductions resulting from scheduled amortization or excess cash flow payments.

Unused Facility Fee

1.0% per annum, payable monthly in arrears on the first day of each month, calculated on the difference between the average daily usage of the Revolver outstanding balance during each month and the Revolver commitment.

WARRANTS:
General

In connection with the Facility, the Lenders will receive on the Closing Date, at no charge, fully detachable, nominally priced, warrants to acquire such number of shares or units of Borrower’s capital stock equal to an aggregate of 2.5% (the “Warrant Percentage”) of the outstanding shares or units of the Borrower’s capital stock on a fully diluted basis (the “Warrants”).

The Warrants shall have a 10-year term, be freely transferable (subject to applicable securities law) and shall contain anti-dilution language including fair market value anti-dilution language, demand registration rights, piggy-back rights, and co-sale provisions.

REPAYMENTS:
Mandatory Repayments

Borrower shall make certain mandatory prepayments of principal, to be determined during definitive documentation, and to include the following amounts, none of which shall trigger a prepayment penalty: (a) 100% of the net proceeds of any sales or other dispositions of any of the assets (other than dispositions of assets in the ordinary course), (b) subject to exceptions for certain repairs and replacements, 100% of the net insurance proceeds or other awards payable in connection with the loss (subject to exclusions as agreed to by the Agent and Borrower), destruction or condemnation of any assets of Borrower or any Subsidiary Guarantor, (c) 100% of the net cash proceeds from the issuance of debt or equity, (d) the excess cash flow sweep described herein and, (e) 100% of extraordinary receipts.

Term Loan Repayment

Following the Closing Date, the Term Loan will amortize monthly based on 5.0% of the Term Loan amortizing each year after a 24 month-holiday from the Closing Date, with the remaining bullet payment due and payable on the Maturity Date. Attached as Schedule 1 hereto is the payment schedule for the Term Loan.

The Facility will be subject to an annual principal repayment based on 50.0% of excess cash flow.

Track Group Inc.
February ___, 2026

COLLATERAL:

To secure the Facility and all of the other obligations of Borrower and the other Guarantors to Lenders, Lenders will receive a first fully perfected security interest in all of the existing and after acquired personal and real property, fee, and leasehold mortgages, tangible and intangible assets of the Borrower and the Guarantors, including, without limitation, all cash, cash equivalents, bank accounts, accounts, accounts receivables, loan receivables, other receivables, inventory (wherever located), payment intangibles, chattel paper, contract rights, goods, instruments, documents, securities (whether or not marketable), equipment, fixtures, franchise rights, patents, trade names, trademarks, copyrights, intellectual property, general intangibles (including software), investment property, supporting obligations, letter of credit rights, commercial tort claims and all substitutions, accessions and proceeds of the foregoing (including insurance proceeds) (all of the above, collectively, the “Collateral”). All Collateral will be free and clear of other liens, claims and encumbrances except certain permitted encumbrances to be defined in the definitive documentation.

As further security, the Borrower and Guarantors will pledge to the Lenders all of the issued and outstanding capital stock, membership, or other equity interests of the Borrower and the Guarantors on a first lien basis. Subject to legal diligence, preliminary structure would include an intermediate holding company, with the Public Parent company pledging 100% of its assets in that company. Public Parent and intermediate holding company both grant liens on all their respective assets including Public Parent’s 100% pledge of intermediate holding company.

OTHER CONDITIONS:

Lenders’ proposal with respect to the Facility is conditioned upon satisfaction of the following conditions, and the financing documents will require, among other items, compliance with the following requirements:

●    Satisfactory completion of due diligence by the Lenders.

●    Satisfactory review and approval by Chatham and Lenders of final documentation and terms of the transaction and all corporate documentation, and other relevant agreements, in their sole discretion.

●    Completion by the Lenders of all legal, regulatory, insurance, and financial due diligence (including a quality of earnings) and such other matters as deemed necessary by the Lenders in their sole discretion, with results satisfactory to the Lenders.

●    Employment agreements for key management are satisfactory to the Lenders with non-compete and non-solicitation agreements in respect to certain employees in a form acceptable to Lenders.

●    Satisfactory background checks on key management, owners and employees.

Track Group Inc.
February ___, 2026

●    Subordination agreements satisfactory to the Lenders, as deemed necessary, including on management fees, shareholder distributions, or similar payments / agreements.

●    Minimum Liquidity, subject to due diligence but preliminarily $1.0mm.

●    $5.6mm minimum pro forma adjusted EBITDA at close with any adjustments satisfactory to the Agent and the Lenders in their sole discretion.

●    Cash management systems to be acceptable to Agent and springing DACA executed on all deposit accounts in favor of the Lenders.

●    Consents from landlords, as necessary, to the transaction and to provide Chatham satisfactory access rights

●    Loan documents will contain affirmative and negative covenants customarily found in loan agreements for similar financings including, but not limited to restrictions on indebtedness, liens, dividends, distributions, asset sales, investments, acquisitions (other than acquisitions expressly consented to in writing by the Lenders in their sole discretion), fundamental changes, affiliate transactions, and other restricted payments (other than repurchases of shareholder equity at the discretion of the Borrower). The loan documents shall include provisions which provide Borrower a customary period of time to cure any breaches of the loan documents following Lender’s delivery of written notice to Borrower of such breaches.

●    For so long as the Facility is outstanding, observation rights at the Board of Directors meetings (or similar governance meetings) of the Borrower (including executive sessions) shall be granted for up to two representatives of Chatham. Upon repayment in full of the principal balance, as long as the warrant remains outstanding, Agent and the lenders will have the right to have one observer attend meetings of the Board of Directors of the Borrower for two (2) years thereafter.

●    Commercially reasonable insurance for the Borrower's industry; the Agent (on behalf and for the benefit of the Lenders) to be named as loss payee (property/casualty/business interruption/workers’ compensation) and additional insured (liability); and non-renewal/cancellation/ amendment riders to provide 30 days advance notice to the Agent (on behalf of and for the benefit of the Lenders). Key Man life insurance may be required for designated key employees of Borrower.

●    As of the Closing Date, there has been no material adverse change in the business, financial or other condition of the Borrower or any Subsidiary Guarantor, or in the prospects or projections of Borrower or any Subsidiary Guarantor.

Track Group Inc.
February ___, 2026

● Other conditions as the Lenders may reasonably request.

FINANCIAL & REPORTING COVENANTS:

The loan documents will contain monthly financial reporting and quarterly covenants customarily found in loan agreements for similar financings, including but not limited to: (a) Maximum Gross Leverage Ratio, defined as: Funded Debt divided by TTM Adjusted EBITDA, (b) Minimum TTM Adjusted EBITDA, (c) Minimum fixed charge coverage, defined as: TTM Adjusted EBITDA less cash maintenance capital expenditures, less taxes, less distributions (subject to lender approval) divided by current portion of long-term debt plus interest expense, (d) maximum aggregate unfinanced capital expenditures over the TTM period (inclusive of maintenance and growth capital expenditures), and this covenant will include a carveout related to unfinanced capital expenditures related to new contract wins (subject to lender approval) (such carve-out, the “Unfinanced Capital Expenditures Carve-out”), and (e) minimum liquidity. Additional information on the ratios and other metrics relating to the foregoing financial & reporting covenants is set forth in Schedule 2 attached hereto.

The loan documents shall include commercially reasonable cure periods and cure actions afforded to Borrower and Guarantors following Lender’s delivery of written notice to Borrower and Guarantors of such breaches.

GOVERNING LAW:	State of Delaware or New York.

Track Group Inc.
February ___, 2026

Schedule 1

Payment Schedule for Term Loan

(see attached excel file)

Track Group Inc.
February ___, 2026

Schedule 2

Ratios and Other Metrics for Financial & Reporting Covenants1

	03/31/26 (closing)	06/30/26	09/30/26	12/31/26	03/31/27	06/30/27	09/30/27	12/31/27	03/31/28 & after
(a) Maximum Gross Leverage Ratio	< 5.25	< 5.25	< 5.25	< 5.25	< 3.90	< 3.90	< 3.90	< 3.90	< 3.00
(b) Minimum Adj. EBITDA (TTM)	> $4.0M	> $4.0M	> $4.0M	> $4.0M	> $5.3M	> $5.3M	> $5.3M	> $5.3M	> $5.3M
(c) Minimum FCCR (TTM)	> 1.20	> 1.20	> 1.20	> 1.20	> 1.20	> 1.20	> 1.20	> 1.20	> 1.20
(d) Maximum Capex (TTM)*	< $7.3M	< $7.3M	< $7.3M	< $7.3M	< $4.3M	< $4.3M	< $4.3M	< $4.3M	< $3.5M
(e) Minimum Liquidity	> $1.0M	> $1.0M	> $1.0M	> $1.0M	> $1.0M	> $1.0M	> $1.0M	> $1.0M	> $1.0M
The Unfinanced Capital Expenditures Carve-out is not included in above chart item (d)

1 [NTD: The figures in the table are under review by the parties.]